Exhibit 12.1

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	September 30, 2012	December 31, 2011	December 31, 2010 (1)	December 31, 2009 (1)	December 31, 2008 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$203,259	$160,493	$99,482	$78,328	$98,173

(Plus):
Equity in income of unconsolidated entities, net of distributions received	2,306	618	4,856	5,475	6,728
Amortization of capitalized interest (2)	12,208	16,277	15,149	14,035	12,428

Earnings before fixed charges	$217,773	$177,388	$119,487	$97,838	$117,329

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$5,256	$6,933	$11,785	$6,241	$5,287
Interest expense	100,804	167,814	169,997	145,090	110,249
Interest capitalized	37,449	33,863	33,393	48,226	74,621
Preferred dividend	—	—	—	—	10,454

Total fixed charges (3)	$143,509	$208,610	$215,175	$199,557	$200,611

(Less):
Interest capitalized	37,449	33,863	33,393	48,226	74,621
Preferred dividend	—	—	—	—	10,454

Earnings (4)	$323,833	$352,135	$301,269	$249,169	$232,865

Ratio (4 divided by 3)	2.26	1.69	1.40	1.25	1.16

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO FIXED CHARGES

	Nine Months	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	September 30, 2012	December 31, 2011	December 31, 2010 (1)	December 31, 2009 (1)	December 31, 2008 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$203,259	$160,493	$99,482	$78,328	$98,173

(Plus):
Equity in income of unconsolidated entities, net of distributions received	2,306	618	4,856	5,475	6,728
Amortization of capitalized interest (2)	12,208	16,277	15,149	14,035	12,428

Earnings before fixed charges	$217,773	$177,388	$119,487	$97,838	$117,329

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$5,256	$6,933	$11,785	$6,241	$5,287
Interest expense	100,804	167,814	169,997	145,090	110,249
Interest capitalized	37,449	33,863	33,393	48,226	74,621

Total fixed charges (3)	$143,509	$208,610	$215,175	$199,557	$190,157

(Less):
Interest capitalized	37,449	33,863	33,393	48,226	74,621

Earnings (4)	$323,833	$352,135	$301,269	$249,169	$232,865

Ratio (4 divided by 3)	2.26	1.69	1.40	1.25	1.22

(1)          The results of operations for 2008 through 2011 have been adjusted to reflect discontinued operations for properties sold or held for sale as of September 30, 2012.

(2)         Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).